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TRI-VALLEY CORPORATION

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TRI-VALLEY CORPORATION

4550 Business Park Avenue, Suite 600

Bakersfield, California 93309

661-864-0500

Fax: 661-864-0600

August            31, 2007

Dear Shareholder:

In reviewing my letter to you of August 24, I believe it would be helpful to give you additional details which I did not include in that letter.

Challenges and costs to develop and lift extra heavy oil such as we have in the Vaca Tar Sands of our Pleasant Valley Project in Oxnard Oilfield are higher than conventional oilfields. However, we have access to over 40 years of technology development in Canada’s vast Athabasca Tar Sand deposits which can provide Tri-Valley with modern and effective techniques for recovery of this type of deposit. Tri-Valley is meeting these challenges to deliver rewards to you.

We can now drill horizontally in the formation to dramatically increase reservoir contact area of the well bore. We can inject high pressure, super heated steam into the reservoir to make the tar “runny” and provide pressure to drive the oil into the well bore for recovery. Initial costs may be as high as $25 per barrel, but today’s price still affords a good margin and we may be able to reduce costs and increase production as we develop.

We may even have to buy light oil to mix with the tar to make it more recoverable. However, because there are several oil bearing zones below the Vaca in the Oxnard Oilfield, we are confident we can find one or more that will produce light, sweet oil which we will test to see if it can also be used to further “thin out” the extra heavy Vaca production.

We believe that we have the technical expertise in house and access to an array of consulting resources to accelerate, enhance, refine and exploit this opportunity to reward Tri-Valley shareholders, drilling partners and royalty owners. Of course, all drilling and development involves risks such as mechanical failures and the possibility that any deposit or field does contain the amount of reserves that we have anticipated.

Finally, I wish to revise and elaborate on one statement in my last letter. Tri-Valley does not directly “own” 25% of the TVOG Opus I Drilling Program LP. Rather, we have the right to participate in 25% of the working interest in the Opus I projects, with Opus I owning the remaining 75% of the working interest. So far, Tri-Valley has maintained its 25% of working interest of all Opus I projects and intends to continue to do so.

If you have any questions, please feel fee to call toll free. We look forward to seeing you at the upcoming shareholder meeting on Saturday, October 6 in Bakersfield.

Very truly yours,

/s/ F. Lynn Blystone
F. Lynn Blystone
President, CEO and CHOB